Fellow Shareholders, As disclosed in today’s earnings release, we delivered strong results in the second quarter that included meaningful growth in earnings and cash flow. Despite planned investments in future growth and certain expected headwinds in the second half of the year, our underlying strong performance gives us the confidence to reaffirm our full-year outlook for revenue and raise our full-year outlook for Adjusted EBIT, Adjusted EPS and Adjusted Free Cash Flow. Our strong results and outlook stem from continued progress toward our five strategic objectives for 2026. When we established these objectives, our intent was to set clear priorities that balance near-term financial results with long term value creation. Our tangible progress in Q2 includes stemming revenue declines in Presort, increasing SendTech’s margins and investing in future profitable growth at SendTech’s PB Bank division. In the remainder of this letter, I will summarize our progress on our strategic goals, then conclude by touching on items such as our strengthened full-year outlook and plans for an investor day. Update on Strategic Objectives for 2026 We continue to successfully execute against our previously disclosed priorities: ● Revitalizing Presort – Presort leadership continues to leverage our competitive advantages to win significant net new business. These wins drove a deceleration of year-over-year revenue declines in the quarter, culminating in year-over-year top-line growth in June. Our sales pipeline remains robust, giving us confidence in our ability to accelerate year-over-year growth. Second-quarter profitability was materially reduced by higher transportation costs, consistent with broader fuel and freight cost inflation impacting the logistics and shipping sectors. Higher transportation costs hit us harder than our competitors due to our Mail Exchange program, which allows us to achieve faster delivery times than our competitors, but at the expense of greater transportation usage. Debbie and her team are taking actions to help mitigate these increased costs; however, we expect transportation to remain a challenge through at least the end of the year. ● Reimagining SendTech – SendTech sustained its strong momentum in the second quarter thanks to improved sales execution, growing subscription revenue and disciplined cost management that have collectively led to improved profitability. Year-over-year sales bookings increased again in the quarter, and the team achieved its highest backlog exiting a quarter since completing the product migration in 2024. In terms of headwinds, we expect certain non-core contracts to unwind over the next twelve months. Also, we won’t benefit from some non-recurring items that helped us in the first half, including a $5 million tariff refund recognized in the second quarter. Nevertheless, I remain very encouraged by the progress SendTech is making to continually improve efficiency and set the foundation for revenue stabilization in its core offerings. Todd and his team continue to take steps to replace lost revenue by accelerating existing growth of the Mailstream On Demand offering, driving client retention of meters, and making long-overdue investments in its sales force and customer support for all core products. Exhibit 99.2

● Realizing the Potential of PB Bank – Steve and his expanded team are rapidly addressing legacy operational issues and are currently piloting three new financial products to explore options for responsibly growing PB Bank. Steve has made important investments in risk management, treasury capabilities and payment processing. This is establishing the foundation to eventually leverage our differentiated capabilities, including a diverse and sticky client base, to move toward growth with attractive risk-adjusted returns. We are also purposely continuing to shrink PB Bank’s investment in lower risk-adjusted returning assets. While this is reducing short-term profitability, it is improving our risk-adjusted returns and freeing up capital for future investment in more attractive, originated, loans. We expect this rate of decline to decelerate over the next few quarters as we work through our current book of less attractive assets and as we cautiously ramp up new lending offerings. Additionally, we continue to pursue certain internally focused strategies that would add a material amount of very attractive risk- adjusted returning assets to the Bank balance sheet. ● Strategic Review – We announced at the end of June that the Board of Directors has formed a Strategic Review Committee, comprised of independent directors, to work with advisors to explore external value creation options. This second phase of our strategic review will involve the Board comparing our existing value creation plans to strategic alternatives such as acquisitions, divestitures, partnerships and a sale of the Company. This review delivers on our previous promise to shareholders to assess all paths to maximizing value. As previously mentioned, we will not be commenting on the potential outcomes or timetable associated with the process and there can be no assurance that the strategic review will result in any change in strategy or a transaction. ● Strategically Allocating Capital – Following a period of substantial share repurchase activity earlier in the year, over the past four months, we have taken steps to deliver on our promise to reduce debt in 2026. Notably, we have reduced debt by approximately $55 million year-to-date. Furthermore, the refinancing of our Term Loan A and revolving credit facility in the second quarter of 2026 and the redemption of our 2027 Notes, leave us with no debt maturity until March 2029. Looking ahead, we will continue to opportunistically allocate capital while maintaining balance sheet flexibility. Conclusion In closing, I want to emphasize that we have excellent long-term momentum at Pitney Bowes. We expect to deliver strong results for 2026 despite the headwinds we face in Q3 and Q4. More importantly, we expect to deliver these strong results while increasing spending on future growth. With that said, we are now planning to hold an analyst and investor day in the first half of 2027. This timing is due to the input we have received from the advisors involved in our strategic review and our current intention to begin reporting PB Bank as an independent segment next year following the implementation of certain financial reporting changes. I also want to briefly address that Hestia Capital Management, the investment firm I manage, announced in May that it had transferred 1.5 million shares of Pitney Bowes to limited partners, including more than one million shares transferred to me. The firm also announced that other transfers could occur in the future. It’s important for me to underscore that I am retaining a sizable personal position in the Company, which was accumulated through open-market purchases with my own capital. I also have a compensation plan heavily comprised of equity compensation tied to company performance, squarely aligning me with shareholders. Based on the significant stock I have acquired with personal capital and the nature of my compensation plan, I believe that I only win when all of Pitney Bowes’ shareholders win.

As always, thank you for your support. I look forward to engaging with as many of you as possible in the coming days. Sincerely, Kurt Wolf Chief Executive Officer & Director